Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:

Gordon E. Runté

212-798-6082

Fortress Announces Successful Close of Fortress Japan Opportunity Fund II

Fund Reaches Cap of ¥130 billion, or Approximately $1.65 billon

New York, NY. December 18, 2012 – Fortress Investment Group LLC (NYSE: FIG) today announced the successful close of Fortress Japan Opportunity Fund II (“FJOF II”), at its cap of ¥130 billion, or approximately $1.65 billion. FJOF II is a successor fund to the Fortress Japan Opportunity Domestic Fund (“FJOF”), which closed in June 2010 at its cap of approximately $800 million.

Fortress’s Japan Opportunity funds are focused on investments in real estate-related debt and other assets in Japan. The funds seek to capitalize on dynamics related to significant deleveraging by financial institutions and near-term debt maturities: supply demand gaps, limited credit availability, price distortions, volatility and sales of non-core or distressed real estate-related assets.

As of September 30, 2012, FJOF made 23 investments, and Fortress estimated that FJOF’s portfolio would achieve a gross IRR of over 34%. As of September 30, 2012, FJOF II had already made 10 investments with approximately ¥30 billion of net invested capital. The fund is expected to be fully invested over the next 24 months.

“We are very pleased with the success to date of our first Japan Opportunity fund, and we believe the environment remains historically attractive for disciplined, opportunistic investments in Japanese real estate-related debt and other assets,” said Thomas Pulley, Chief Investment Officer of Fortress Japan. “We anticipate that deleveraging and the disposition of non-core assets will remain at heightened levels in the coming years, and that significant opportunities will result for select managers. We believe the Fortress team is well-positioned to capitalize on these opportunities on behalf of our investors.”

“The successful close of FJOF II, and the performance to date of FJOF, exemplify our ability to bring together deep region-specific expertise and the substantial resources of our international sourcing, underwriting and asset management platform,” said Peter Briger, Fortress Co-Chairman and Head of the company’s Credit and Real Estate business. “In Japan, and more broadly around the globe, we see a substantial opportunity set that continues to align with the capabilities and experience of our Credit and Real Estate team. We remain patient and opportunistic investors, but believe that the coming years will present significant opportunities to provide solutions for a range of counterparties and attractive returns for our investors.”

About Fortress

Fortress Investment Group LLC is a leading, highly diversified global investment firm with over $50 billion in assets under management as of September 30, 2012. Founded in 1998, Fortress manages assets on behalf of over 1,400 institutional clients and private investors worldwide across a range of investment strategies - private equity, credit, liquid hedge funds and traditional fixed income. Fortress is publicly traded on the New York Stock Exchange (NYSE: FIG). For additional information, please visit www.fortress.com.

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